PRESS RELEASE
Contacts:
James E. Green, Executive Vice President, Corporate Affairs
423-989-8125
David E. Robinson, Senior Director, Corporate Affairs
423-989-7045
FOR IMMEDIATE RELEASE
KING PHARMACEUTICALS REPORTS
ARBITRATION RESULTS REGARDING DISPUTE WITH ELAN
BRISTOL, TENNESSEE, December 15, 2006 — King Pharmaceuticals, Inc. (NYSE: KG) today reported the results of a binding arbitration proceeding with Elan Corporation, plc regarding an agreement concerning the development of a modified release formulation of King’s insomnia product, Sonata® (zaleplon), which King refers to as the “Sonata® MR Development Agreement.” King and Elan entered into the Sonata® MR Development Agreement in June 2003 when King acquired Elan’s Primary Care business in the United States, which included Sonata®. In early 2005, King advised Elan that it considered the Sonata® MR Development Agreement terminated for failure to satisfy the target product profile required by King. Elan disputed the termination and initiated the arbitration proceeding. The arbitration panel has reached a decision in favor of Elan and ordered King to pay Elan certain milestone payments and other R&D related expenses of approximately $49.8 million, plus interest from the date of the decision.
About King Pharmaceuticals
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.
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EXECUTIVE OFFICES
KING PHARMACEUTICALS, INC.
501 FIFTH STREET, BRISTOL, TENNESSEE 37620